Exhibit 99.1

NEWS RELEASE

CPS Announces $80.0 Million Securitization of Residual Interests

LAS VEGAS, Nevada, August 18, 2026 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced the closing of a $80.0 million securitization of residual interests from previously issued securitizations.

In this transaction, a qualified institutional buyer purchased $80.0 million of asset-backed notes carrying a 10.25% coupon. The notes are secured by residual interests in four CPS securitizations issued between April 2022 and April 2023, as well as an 80% interest in a CPS majority owned affiliate (“MOA”) that owns the residual interests in three CPS securitizations issued between July 2023 and April 2026. A portion of the proceeds was used to fully repay the notes of the higher coupon residual interest financing from March 2024. Residual interests that previously secured that transaction now secure this transaction.

The MOA interest includes 80% of the amounts on deposit in the underlying spread accounts for each related securitization and 80% of the over-collateralization of each related securitization, which is the difference between the outstanding principal balance of the related receivables less the outstanding principal balance of the notes associated with the securitization. On each monthly payment date, the notes will be paid interest at the coupon rate and, if necessary, a principal payment to maintain a specified minimum collateral ratio.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Investor Relations Contact

Danny Bharwani, EVP/ Chief Financial Officer

949-753-6811